Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

WEAVEXX CORPORATION

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows.

FIRST: The name of the corporation is

WEAVEXX CORPORATION

SECOND: Its registered office is to be located at 100 West Tenth Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801. The name of its registered agent at that address in The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares all without par value.

FIFTH: The name and address of the single incorporator are

Barry J. Cohen	1 Chase Manhattan Plaza New York, New York 10005

SIXTH: The name and mailing address of each person who is to serve as a director until their respective successors are elected and qualified are as follows:

Names	Addresses
John C. Cahill	1 Hospital Trust Tower Providence, R.I. 02903

Max Buzzell	1 Hospital Trust Tower Providence, R.I. 02903

SEVENTH: The By-laws of the Corporation may be altered, amended, changed, added to or repealed only by the affirmative vote of the holders of a majority of the outstanding common stock of the Corporation entitled to vote in respect thereof and represented in person or by proxy at any annual or special meeting of stockholders.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

IN WITNESS WHEREOF, I have hereunto set my hand the 31st day of July, 1980.

/s/ Barry J. Cohen

Barry J. Cohen